EXHIBIT 14.1


                             AMERICAN RIVER HOLDINGS

                                 CODE OF ETHICS


General Policy Statement

         It is the policy of American River Holdings and it's subsidiary, American River Bank (together, the "Company"), that the Company's directors, officers (including the principal executive, financial and accounting officers, or controller and persons performing similar functions) and employees conduct business in accordance with the highest ethical standards and in compliance with all laws, rules and regulations applicable to the Company in order to merit and maintain the complete confidence and trust of the Company's customers, shareholders and the public in general.

         This Code of Ethics ("Code") establishes standards of compliance to implement the above-referenced policy and is intended to supplement the provisions of any other personnel policies of the Company or codes of conduct which may establish additional standards of ethical behavior applicable to the Company's directors, officers and employees. Any conflicts or inconsistencies between this Code and such personnel policies or codes of conduct shall be resolved in favor of the provisions of this Code.


I.       CODE OF ETHICS PROVISIONS

         A. Honest and Ethical Conduct. It is policy of the Company that all of its directors, officers and employees shall act in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Company expects its directors, officers and employees to use good judgment, maintain high ethical standards and to refrain from any form of illegal, dishonest or unethical conduct. Additionally, directors, officers and employees may not engage in any conduct directly or indirectly to influence, coerce, manipulate or mislead any accountant engaged in preparing an audit for the Company.

         B. Accurate and Timely Disclosure. It is the policy of the Company that shareholders and financial markets receive full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to the Securities Exchange Commission and in other public communications. The Company realizes that only through compliance with such disclosure obligations can shareholders and the public analyze the condition of the Company. To the extent that directors, officers and employees of the Company participate in the preparation or filing of such reports (which in each case shall be presumed to include the principal executive officers, principal financial and accounting officers, or controller, and persons performing similar functions), such persons shall be responsible to ensure that those reports and documents comply with such policy.

         C. Compliance with Applicable Governmental Laws, Rules and Regulations. All directors, officers and employees of the Company must fully comply with the spirit and intent of all laws, rules and regulations applicable to the Company.

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         D.       Prompt Internal Reporting of Code Violations. The Company has
established procedures governing the receipt, investigation and treatment of reports of violations of this Code and governmental laws, rules and regulations applicable to the Company. The Company encourages its directors, officers and employees to promptly report any such violations. Violations should be reported to the Chairman of the Board of Directors of the Company. No retaliation against a director or an officer or employee reporting such a violation in good faith shall be permitted.

         E. Accountability. It is the responsibility of each director, officer and employee of the Company to be familiar with this Code and any personnel policies or other codes of conduct of the Company which establish ethical standards of behavior. The Company's Board of Directors is expected to make every reasonable effort to ensure that the Company's directors, officers and employees comply with the provisions of this Code and any such Company personnel policies or other codes of conduct. Any Company director, officer or employee who violates the provisions of this Code or any such Company personnel policies or codes of conduct may be subject to disciplinary action including, without limitation, termination of employment in the case of officers and employees.



II.      DISCLOSURE OBLIGATIONS

         A. Public Availability. The Company will make a copy of this Code publicly available in compliance with applicable laws, rules and regulations.

         B. Changes and Waivers. Any change to this Code or waiver from this Code may be made only with the prior consent of the Company's Board of Directors. Any such change or waiver will be disclosed in compliance with applicable laws, rules and regulations.


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